Exhibit 23.1

Independent Registered Public Accounting Firm Consent

We consent to the incorporation by reference in the registration statement of Escalade, Incorporated on Form S-8 (File Nos. 333-142756, 333-183322 and 333-218340) of our report dated February 22, 2021, on our audits of the consolidated financial statements of Escalade, Incorporated as of December 26, 2020, and December 28, 2019, and for each of the three years in the period ended December 26, 2020, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

BKD, LLP

Evansville, Indiana

February 22, 2021